Exhibit 99.1

For Immediate Release	Contact: Lynn Liddle, Executive Vice President, Communications, Investor Relations and Legislative Affairs (734) 930 – 3008

Domino’s Pizza Announces Third Quarter 2010 Financial Results

Domestic Same Store Sales Rise 11.7%; International Up 7.0%

ANN ARBOR, Michigan, October 19, 2010: Domino’s Pizza, Inc. (NYSE: DPZ), the recognized world leader in pizza delivery, today announced strong results for the third quarter ended September 12, 2010. The Company’s domestic same store sales rose 11.7% during the third quarter versus the year-ago period on sustained positive consumer response to its improved pizza and the effectiveness of its advertising. Robust sales volume also drove positive results in the Company’s domestic supply chain business. The International division continued its strong performance with same store sales growth of 7.0% in the third quarter, marking the 67th consecutive quarter of positive same store sales growth for the division. The Company repurchased $20.0 million of its debt during the quarter, for a total of $289.6 million in repurchases of its fixed rate notes since the beginning of 2009.

J. Patrick Doyle, Domino’s President and Chief Executive Officer, said: “We’re pleased that people love our reformulated pizza, the value of our offer and our honest and straight-forward communication of our brand values. We’re a new Domino’s. This quarter has proven that our strategy is working, resulting in higher sales, operating income and cash flows. Despite these tough economic times, we continue to outperform the majority of the restaurant industry due to our energized domestic business and our powerful international division.”

Doyle added, “Our international division posted another excellent quarter; both sales and store growth were outstanding. As we continue to expand in existing markets and open stores in new markets, this division will continue to accelerate our drive to 10,000 stores worldwide.”

Third Quarter Highlights:

(dollars in millions, except per share data)	Third Quarter of 2010	Third Quarter of 2009	First Three Quarters of 2010	First Three Quarters of 2009
Net income	$16.6	$17.8	$63.7	$56.1
Weighted average diluted shares	60,688,791	57,981,137	60,455,942	57,680,513

Diluted earnings per share, as reported	$0.27	$0.31	$1.05	$0.97
Items affecting comparability (see section below)	(0.01)	(0.14)	(0.10)	(0.40)

Diluted earnings per share, as adjusted	$0.27	$0.17	$0.95	$0.57

Note:	Diluted earnings per share figures may not sum to the total due to the rounding of each individual calculation. The higher weighted average diluted shares in 2010 were due primarily to increases in the stock price during 2010.

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Revenues were up 14.8% for the third quarter versus the prior-year period, due primarily to higher volumes and commodity prices in supply chain, higher same store sales in both domestic and international stores and store count growth in international markets.

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Net Income was down 6.9% for the third quarter versus the prior-year period. Management noted that the third quarter net income comparison was impacted by certain items affecting comparability. (See the Items Affecting Comparability section and the Comments on Regulation G section.) Excluding these items, net income for the third quarter would have been up approximately $6.7 million, or 70%, primarily driven by improved domestic and international sales, international store growth, higher volumes in supply chain, lower interest expense and a lower effective tax rate.

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Diluted EPS was 27 cents on an as-reported basis for the third quarter versus 31 cents in the prior-year quarter. The decrease was driven primarily by the aforementioned decrease in net income. Diluted EPS, as adjusted was 27 cents for the third quarter versus 17 cents in the prior-year quarter, an increase of 10 cents, or 59%. The 59% increase was primarily due to the strong same store sales performance in domestic and international markets, higher volumes in supply chain, lower interest expense and a lower effective tax rate. (See the Items Affecting Comparability section and the Comments on Regulation G section.)

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Domino’s Pizza: Q3 2010 Earnings Release, Page Two

•	Global Retail Sales were up 12.5% in the third quarter, or up 12.1% when excluding foreign currency impact.

	Third Quarter of 2010	Third Quarter of 2009
Same store sales growth: (versus prior year period)
Domestic Company-owned stores	+11.8%	(2.0)%
Domestic franchise stores	+11.7%	+0.3%

Domestic stores	+11.7%	0.0%

International stores	+7.0%	+2.7%

Global retail sales growth: (versus prior year period)
Domestic stores	+11.2%	(1.6)%
International stores	+13.9%	(2.1)%

Total	+12.5%	(1.9)%

Global retail sales growth: (versus prior year period, excluding foreign currency impact)
Domestic stores	+11.2%	(1.6)%
International stores	+13.2%	+10.4%

Total	+12.1%	+3.9%

	Domestic Company- owned Stores	Domestic Franchise Stores	Total Domestic Stores	International Stores	Total
Store counts:
Store count at June 20, 2010	455	4,454	4,909	4,188	9,097
Openings	—	12	12	78	90
Closings	—	(16)	(16)	(2)	(18)

Store count at September 12, 2010	455	4,450	4,905	4,264	9,169

Third quarter 2010 net change	—	(4)	(4)	76	72

Trailing four quarters net growth	(26)	(6)	(32)	315	283

Conference Call Information

The Company plans to file its quarterly report on Form 10-Q this morning. Additionally, as previously announced, Domino’s Pizza, Inc. will hold a conference call today at 11 a.m. (Eastern) to review its third quarter 2010 financial results. The call can be accessed by dialing (888) 306-6182 (U.S./Canada) or (706) 634-4947 (International). Ask for the Domino’s Pizza conference call. The call will also be webcast at www.dominosbiz.com. If you are unable to participate on the call, a replay will be available for thirty days by dialing (800) 642-1687 (U.S./Canada) or (706) 645-9291 (International), Conference ID 45891782. The webcast will also be archived for 30 days on www.dominosbiz.com.

Debt Repurchases

During the third quarter of 2010, the Company repurchased and retired $20.0 million of principal of its outstanding fixed rate notes, resulting in a pre-tax gain of approximately $0.9 million. This pre-tax gain was recorded in the “Other” line item in the Company’s consolidated income statement. Including the $20.0 million of repurchases in the third quarter of 2010, the Company has repurchased $289.6 million of its fixed rate notes to date. The fixed rate notes require interest-only payments until April 2012. This interest-only period can be extended through 2014 if the Company meets or exceeds a key financial ratio in April 2012 and April 2013. Management noted that the Company again exceeded this ratio that will be calculated at the end of the five-year term.

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Domino’s Pizza: Q3 2010 Earnings Release, Page Three

Items Affecting Comparability

The Company’s reported financial results for the third quarter and first three quarters of 2010 are not comparable to the reported financial results in the prior-year periods. The table below presents certain items that affect comparability between 2010 and 2009 financial results. Management believes that including such information is critical to the understanding of its financial results for the third quarter and first three quarters of 2010 as compared to the same periods in 2009 (See the Comments on Regulation G section).

In addition to the items noted in the table below, the Company experienced lower interest expense primarily as a result of lower debt levels, further impacting comparability to periods in the prior year. Lower interest expense resulted in an increase in diluted EPS of approximately two cents in the third quarter of 2010 and nine cents in the first three quarters of 2010 versus the comparable periods in 2009.

	Third Quarter			First Three Quarters
(in thousands, except per share data)	Pre-tax	After-tax	Diluted EPS Impact	Pre-tax	After-tax	Diluted EPS Impact
2010 items affecting comparability:
Gain on debt extinguishment (1)	$938	$572	$0.01	$8,574	$5,230	$0.09
Deferred financing fee write-off and other (2)	(430)	(262)	(0.00)	(1,539)	(939)	(0.02)
Tax reserves (3)	—	—	—	565	2,025	0.03

Total of 2010 items	$508	$310	$0.01	$7,600	$6,316	$0.10

2009 items affecting comparability:
Gain on debt extinguishment (4)	$14,290	$8,503	$0.15	$48,402	$28,970	$0.50
Deferred financing fee write-off (2)	(840)	(500)	(0.01)	(1,723)	(1,029)	(0.02)
Stock option plan changes (5)	—	—	—	(4,937)	(2,962)	(0.05)
Tax reserves (6)	69	238	0.00	(525)	(1,986)	(0.03)

Total of 2009 items	$13,519	$8,241	$0.14	$41,217	$22,993	$0.40

(1)	Represents the gains recognized in the third quarter and first three quarters of 2010 on the repurchase and retirement of $20.0 million and $100.4 million of principal on the fixed rate notes for a total purchase price of $19.2 million and $92.2 million, including accrued interest of $0.2 million and $0.4 million.
(2)	Represents the write-off of deferred financing fees and, in 2010, the prepayment of insurance fees in connection with the related debt extinguishments.
(3)	Represents $1.7 million of income tax benefit and $0.6 million ($0.3 million after-tax) of interest income, both relating to tax reserve reversals for a state tax matter.
(4)	Represents the gains recognized in the third quarter and first three quarters of 2009 on the repurchase and retirement of $71.8 million and $140.0 million of principal on the fixed rate senior notes for a total purchase price of $57.8 million and $92.4 million, including accrued interest of $0.3 million and $0.7 million.
(5)	Includes $1.0 million of stock compensation expense and $0.2 million of legal and professional fees incurred in connection with a stock option exchange program as well as $0.3 million of incremental compensation expense and $3.4 million acceleration of compensation expense for a retirement provision added to existing stock option agreements.
(6)	Represents $0.2 million of income tax benefit and $0.1 million of contra interest expense in the third quarter of 2009. Additionally, represents $1.6 million of income tax provision and $0.5 million ($0.3 million after-tax) of interest expense in the first three quarters of 2009. The amounts presented relate to required tax reserves for certain state tax matters.

Management noted that its fourth quarter of 2009 included a 53rd week. The Company’s 53rd week in 2009 benefited diluted EPS by approximately five cents per share for both the fourth quarter and full year 2009.

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Domino’s Pizza: Q3 2010 Earnings Release, Page Four

Liquidity

As of September 12, 2010, the Company had:

•	$39.2 million of unrestricted cash and cash equivalents,

•	$77.5 million of restricted cash and cash equivalents, and

•	approximately $1.48 billion in total debt, including $60.0 million of borrowings under its $60.0 million variable funding note facility.

The Company’s cash borrowing rate for the third quarter of 2010 averaged 5.9% versus 6.0% in the prior-year period. The Company invested $16.3 million in capital expenditures during the first three quarters of 2010 versus $13.5 million in the first three quarters of the prior year. The $2.8 million increase in capital expenditures was due primarily to investments in the Company’s technology initiatives.

The Company’s free cash flow, as reconciled below to cash flows from operations as determined under generally accepted accounting principles (GAAP), was approximately $66.0 million in the first three quarters of 2010.

(in thousands)	First Three Quarters of 2010
Net cash provided by operating activities (as reported)	$82,266
Capital expenditures (as reported)	(16,282)

Free cash flow	$65,984

Comments on Regulation G

In addition to the GAAP financial measures set forth in this press release, the Company has included non-GAAP financial measures within the meaning of Regulation G due to items affecting comparability between fiscal quarters. Additionally, the Company has included metrics such as global retail sales growth and same store sales growth, which are commonly used statistical measures in the quick-service restaurant industry and are important to understanding Company performance.

The Company uses “Diluted EPS, as adjusted,” which is calculated as reported Diluted EPS adjusted for the items that affect comparability to the prior year periods discussed above. The most directly comparable financial measure calculated and presented in accordance with GAAP is Diluted EPS. The Company’s management believes that the Diluted EPS, as adjusted measure is important and useful to investors and other interested persons and that such persons benefit from having a consistent basis for comparison between reporting periods. Management uses Diluted EPS, as adjusted to internally evaluate operating performance, to evaluate itself against its peers and to determine future performance targets and long-range planning. Additionally, the Company believes that analysts covering the Company’s stock performance generally eliminate these items affecting comparability when preparing their financial models, when determining their published EPS estimates and when benchmarking us against our competitors.

The Company uses “Global retail sales” to refer to total worldwide retail sales at Company-owned and franchise stores. Management believes global retail sales information is useful in analyzing revenues because franchisees pay royalties that are based on a percentage of franchise retail sales. Management reviews comparable industry global retail sales information to assess business trends and to track the growth of the Domino’s Pizza® brand. In addition, domestic supply chain revenues are directly impacted by changes in domestic franchise retail sales. Retail sales for franchise stores are reported to the Company by its franchisees and are not included in Company revenues.

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Domino’s Pizza: Q3 2010 Earnings Release, Page Five

The Company uses “Same store sales growth,” calculated by including only sales from stores that also had sales in the comparable period of the prior year. International same store sales growth is calculated similarly to domestic same store sales growth. Changes in international same store sales are reported on a constant dollar basis, which reflects changes in international local currency sales.

The Company uses “Free cash flow,” calculated as cash flows from operations less capital expenditures, both as reported under GAAP. Management believes that the free cash flow measure is important to investors and other interested persons, and that such persons benefit from having a measure which communicates how much cash flow is available for working capital needs or to be used for repurchasing debt, making acquisitions, repurchasing shares, paying dividends or other similar uses of cash.

About Domino’s Pizza®

Founded in 1960, Domino’s Pizza is the recognized world leader in pizza delivery. Domino’s is listed on the NYSE under the symbol “DPZ.” Through its primarily locally-owned and operated franchised system, Domino’s operates a network of 9,169 franchised and Company-owned stores in the United States and over 60 international markets. The Domino’s Pizza® brand, named a Megabrand by Advertising Age magazine, had global retail sales of over $5.6 billion in 2009, comprised of nearly $3.1 billion domestically and over $2.5 billion internationally. During the third quarter of 2010, the Domino’s Pizza® brand had global retail sales of nearly $1.4 billion, comprised of over $747 million domestically and nearly $650 million internationally. In June 2010, Pizza Today, the leading publication of the pizza industry, named Domino’s its “Chain of the Year” – making the company a two-time winner of the honor, which it previously received in 2003. Domino’s has expanded its menu significantly since 2008 to include Oven Baked Sandwiches and BreadBowl PastaTM, and in 2009 debuted its ‘Inspired New Pizza’ – a permanent change to its hand-tossed product, reinvented from the crust up with new sauce, cheese and garlic seasoned crust.

Order - www.dominos.com

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Info - www.dominosbiz.com

Twitter - http://twitter.com/dominos

Facebook - http://www.facebook.com/Dominos

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Domino’s Pizza: Q3 2010 Earnings Release, Page Six

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. You can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” or “anticipates” or similar expressions that concern our strategy, plans or intentions. These forward-looking statements relating to our anticipated profitability, estimates in same store sales growth, the growth of our international business, ability to service our indebtedness, our intentions with respect to the extensions of the interest-only period on our fixed rate notes, our operating performance, the anticipated success of our reformulated pizza product, trends in our business and other descriptions of future events reflect management’s expectations based upon currently available information and data. However, actual results are subject to future risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. The risks and uncertainties that could cause actual results to differ materially include: the level of our long-term and other indebtedness; uncertainties relating to litigation; consumer preferences, spending patterns and demographic trends; the effectiveness of our advertising, operations and promotional initiatives; the strength of our brand in the markets in which we compete; our ability to retain key personnel; new product and concept developments by us, such as our reformulated pizza, and other food-industry competitors; the ongoing level of profitability of our franchisees; and the ability of us and our franchisees to open new restaurants and keep existing restaurants in operation; changes in food prices, particularly cheese, labor, utilities, insurance, employee benefits and other operating costs; the impact that widespread illness or general health concerns may have on our business and the economy of the countries where we operate; severe weather conditions and natural disasters; changes in our effective tax rate; changes in government legislation and regulations; adequacy of our insurance coverage; costs related to future financings; our ability and that of our franchisees to successfully operate in the current credit environment; changes in the level of consumer spending given the general economic conditions including interest rates, energy prices and weak consumer confidence; availability of borrowings under our variable funding notes and our letters of credit; and changes in accounting policies. Important factors that could cause actual results to differ materially from our expectations are more fully described in our other filings with the Securities and Exchange Commission, including under the section headed “Risk Factors” in our annual report on Form 10-K. Except as required by applicable securities laws, we do not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

TABLES TO FOLLOW

Domino’s Pizza: Q3 2010 Earnings Release, Page Seven

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(Unaudited)

	Fiscal Quarter Ended
	September 12, 2010	% of Total Revenues	September 6, 2009	% of Total Revenues
(In thousands, except per share data)
Revenues:
Domestic Company-owned stores	$77,368		$72,691
Domestic franchise	38,543		34,315
Domestic supply chain	192,499		163,155
International	38,978		32,554

Total revenues	347,388	100.0%	302,715	100.0%

Cost of sales:
Domestic Company-owned stores	64,928		60,215
Domestic supply chain	171,582		145,848
International	16,725		13,501

Total cost of sales	253,235	72.9%	219,564	72.5%

Operating margin	94,153	27.1%	83,151	27.5%

General and administrative	45,929	13.2%	42,701	14.1%

Income from operations	48,224	13.9%	40,450	13.4%

Interest expense, net	(21,954)	(6.3)%	(24,528)	(8.1)%
Other	938	0.3%	14,290	4.7%

Income before provision for income taxes	27,208	7.9%	30,212	10.0%

Provision for income taxes	10,608	3.1%	12,383	4.1%

Net income	$16,600	4.8%	$17,829	5.9%

Earnings per share:
Common stock – diluted	$0.27		$0.31

Domino’s Pizza: Q3 2010 Earnings Release, Page Eight

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(Unaudited)

	Three Fiscal Quarters Ended
	September 12, 2010	% of Total Revenues	September 6, 2009	% of Total Revenues
(In thousands, except per share data)
Revenues:
Domestic Company-owned stores	$244,650		$230,424
Domestic franchise	119,317		106,884
Domestic supply chain	610,459		509,196
International	116,497		94,671

Total revenues	1,090,923	100.0%	941,175	100.0%

Cost of sales:
Domestic Company-owned stores	197,088		187,491
Domestic supply chain	541,138		455,149
International	50,216		40,608

Total cost of sales	788,442	72.3%	683,248	72.6%

Operating margin	302,481	27.7%	257,927	27.4%

General and administrative	142,167	13.0%	132,255	14.1%

Income from operations	160,314	14.7%	125,672	13.3%

Interest expense, net	(67,799)	(6.2)%	(76,949)	(8.1)%
Other	8,574	0.8%	48,402	5.1%

Income before provision for income taxes	101,089	9.3%	97,125	10.3%

Provision for income taxes	37,345	3.5%	40,999	4.3%

Net income	$63,744	5.8%	$56,126	6.0%

Earnings per share:
Common stock – diluted	$1.05		$0.97

Domino’s Pizza: Q3 2010 Earnings Release, Page Nine

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited)

	September 12, 2010	January 3, 2010
(In thousands)
Assets
Current assets:
Cash and cash equivalents	$39,195	$42,392
Restricted cash and cash equivalents	77,486	91,141
Accounts receivable	75,836	76,273
Inventories	25,444	25,890
Advertising fund assets, restricted	25,192	25,116
Other assets	20,261	17,856

Total current assets	263,414	278,668

Property, plant and equipment, net	97,009	102,776

Other assets	65,257	72,317

Total assets	$425,680	$453,761

Liabilities and stockholders’ deficit
Current liabilities:
Current portion of long-term debt	$758	$50,370
Accounts payable	52,701	64,120
Advertising fund liabilities	25,192	25,116
Other accrued liabilities	80,638	79,817

Total current liabilities	159,289	219,423

Long-term liabilities:
Long-term debt, less current portion	1,474,936	1,522,463
Other accrued liabilities	33,322	32,869

Total long-term liabilities	1,508,258	1,555,332

Total stockholders’ deficit	(1,241,867)	(1,320,994)

Total liabilities and stockholders’ deficit	$425,680	$453,761

Domino’s Pizza: Q3 2010 Earnings Release, Page Ten

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Three Fiscal Quarters Ended
	September 12, 2010	September 6, 2009
(In thousands)
Cash flows from operating activities:
Net income	$63,744	$56,126
Adjustments to reconcile net income to net cash flows provided by operating activities:
Depreciation and amortization	16,425	16,783
Gains on debt extinguishment	(8,574)	(48,402)
Losses on sale/disposal of assets	223	487
Amortization of deferred financing costs, debt discount and other	3,664	6,039
Provision for deferred income taxes	4,219	16,216
Non-cash compensation expense	8,977	13,163
Other	1,578	2,490
Changes in operating assets and liabilities	(7,990)	(8,090)

Net cash provided by operating activities	82,266	54,812

Cash flows from investing activities:
Capital expenditures	(16,282)	(13,539)
Proceeds from sale of assets	2,129	3,310
Changes in restricted cash	13,655	(8,401)
Other	(1,454)	(775)

Net cash used in investing activities	(1,952)	(19,405)

Cash flows from financing activities:
Proceeds from issuance of common stock	3,398	3,191
Proceeds from exercise of stock options	2,827	737
Tax benefit from stock options	660	334
Proceeds from issuance of long-term debt	2,861	59,382
Repayments of long-term debt and capital lease obligation	(92,177)	(94,872)
Other	(1,081)	(438)

Net cash used in financing activities	(83,512)	(31,666)

Effect of exchange rate changes on cash and cash equivalents	1	(384)

Change in cash and cash equivalents	(3,197)	3,357

Cash and cash equivalents, at beginning of period	42,392	45,372

Cash and cash equivalents, at end of period	$39,195	$48,729

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